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(h)4     Form of Amendment to Transfer Agency Agreement

                                  AMENDMENT TO

                            TRANSFER AGENCY AGREEMENT

         This Amendment is made as of September 24, 2001 between ALPINE EQUITY TRUST (the "Trust"), an open-end investment management company registered under the Investment Company Act of 1940, and BISYS FUND SERVICES, Ohio, Inc. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Suite 1000, Columbus, Ohio 43219. The parties hereby amend the Transfer Agency Agreement (the "Agreement") between the Trust and BISYS, dated as of July 1, 1999, as set forth below.

         WHEREAS, BISYS, in its capacity as transfer agent for the Trust may collect, retain or have access to nonpublic personal financial information relating to consumers or customers of the Trust (as those terms are defined under Public Law 106-102, titled the Gramm-Leach-Bliley Act) to perform services for, or functions on behalf of the Trust; and

         WHEREAS, BISYS and the Trust desire to protect the confidentiality and security of nonpublic personal financial information relating to consumers or customers of the Trust.

         NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. CONFIDENTIALITY OF INFORMATION. Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS, except at the direction of the Trust or as required or permitted by law.

         2. PROCEDURAL SAFEGUARDS. BISYS shall maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers and customers of the Trust.

         3. FUND PRIVACY POLICY. The Trust represents to BISYS that it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

         4. GOVERNING LAW. This Agreement shall be governed by, and provisions shall be construed in accordance with, the laws of the State of Ohio.

         5. EFFECTIVE DATE. The effective date of this amendment shall be July 1, 2001.

         6. MISCELLANEOUS. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.



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                          ALPINE EQUITY TRUST

                          By:
                                   -----------------------------------
                          Title:
                                   -----------------------------------


                          BISYS FUND SERVICES OHIO, INC.

                          By:
                                   -----------------------------------
                          Title:
                                   -----------------------------------


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